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                            STOCK PURCHASE AGREEMENT
                            ------------------------


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 11, 1998, by and between Listen Group Partners, LLC, a Delaware limited liability company (the "Seller"), and Holger Heims, an individual ("Heims"), and Solux Limited, a ("Solux" and together with Heims, the "Buyers").

                               W I T N E S S E T H

                  WHEREAS, Seller desires to sell and Buyers desire to purchase an aggregate of 4,500,000 shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock") of AmeriQuest Technologies, Inc., a Delaware corporation (the "Company");

                  NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Sale and Purchase of Stock. Subject to the terms and conditions of this Agreement, Seller agrees to sell the Shares, and Buyers each agree to purchase, such portion of the Shares set forth below their name on the signature page hereto. The aggregate purchase price for the Shares shall be $1.00. The Purchase Price shall be paid by Buyers to Seller by check made payable to Seller and delivered to Seller at the closing (the "Closing"). At the Closing, Seller shall deliver to Buyers a stock power with respect to the Shares being purchased by each respective Buyer executed in blank and instruct the Company's transfer agent to issue share certificates to reflect the sale of the Shares to such Buyer.

                  2. Representations, Warranties and Covenants of Seller. Seller represents and warrants to Buyers as follows:

                     a. Seller owns the Shares, free and clear of any liens, claims, encumbrances or other restrictions.

                     b. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Agreement, upon execution and delivery by Seller, shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a preceding in equity or at law).

                     c. Seller has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby.



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                  3. Representations, Warranties and Covenants of Buyers. Each
Buyer represents and warrants to Seller as follows:

                     a. Such Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Agreement, upon execution and delivery by such Buyer, shall constitute the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a preceding in equity or at law).

                     b. The Shares are being purchased by such Buyer for investment purposes only and not with an intent to resell.

                     c. After the Closing, such Buyer will hold the Shares indefinitely unless they are subsequently registered under the Securities Act of 1933, as amended, or an exemption from registration is available.

                     d. Such Buyer agrees to release and discharge Seller and the Company from any and all obligations, liabilities, fees or other disbursements which may be due to such Buyer arising out of such Buyer's performance of services prior to the date hereof or in connection with transactions occurring on or prior to the date hereof.

                     e. The Buyers are not Affiliates (as defined in Section 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended) of the Company or of each other, and the Buyers are not members of a Group (as such term is used in Schedule 13D promulgated by the U.S. Securities and Exchange Commission).

                  4. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Closing.

                  5. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, or overnight mail.



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                  6. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Buyers shall have no obligation to purchase and pay for the Shares under this Agreement unless and until the Closing occurs. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other, and any attempted assignment without the required consent shall be void.

                  7. Reliance. The Company may rely on the representations, warranties and covenants of the parties set forth in this Agreement as a third party beneficiary.

                  8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Delaware.

                  9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter provided for, and supersedes all previous oral agreements and understandings between the parties.

                  10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.


                                     SELLER:

                                     LISTEN GROUP PARTNERS, LLC


                                     By:  /s/ Jon D. Jensen
                                          ----------------------------
                                          Name:  Jon D. Jensen
                                          Title: President


                                     BUYERS:



                                          /s/ Holger Heims
                                          ----------------------------
                                          Holger Heims

                                          Number of Shares:  1,640,000 shares



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                                  SOLUX LIMITED



                                   By: /s/ S. Flock
                                       -------------------------------
                                       Name: S. Flock
                                       Title:   President

                                   Number of Shares: 2,860,000 shares



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